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                                                                    EXHIBIT 99.1


First Virtual Holdings Inc. Announces Fourth-Quarter and Year-End Results

SAN DIEGO--(BUSINESS WIRE)--Jan. 28, 1998--First Virtual Holdings Inc. (NASDAQ:FVHI), a leader in advanced marketing and customer service systems for Internet commerce, Wednesday announced results for the quarter and year ended Dec. 31, 1997. The company also commented on the progress made in the development of the Interactive Messaging Platform and the market opportunity for the company.

For the quarter ended Dec. 31, 1997, revenues were $339,000, an increase of 71 percent as compared with revenues of $198,000 in the fourth quarter of 1996. Net loss for the fourth quarter of 1997 was $4.0 million, as compared with a net loss of $4.7 million for the same quarter of 1996. For the year ended Dec. 31, 1997, revenues were $1,451,000, as compared with $696,000 for the year ended Dec. 31, 1996. Net loss for 1997 was $15.9 million, as compared with a net loss of $10.7 million for 1996.

For the quarter ended Dec. 31, 1997, net loss per common share was 59 cents based on weighted average common shares outstanding of 8,885,236, as compared with a net loss of 54 cents per share in the same quarter for 1996 based on weighted average common shares outstanding of 8,769,491. For the year ended Dec. 31, 1997, net loss per common share was $1.94 based on weighted average common shares outstanding of 8,842,367, as compared with a net loss of $1.25 per share for 1996 based on weighted average common shares outstanding of 8,524,068. The net loss per common share for the quarter and year ended Dec. 31, 1997, reflects $1.25 million of imputed dividends related to the entire discounted conversion terms of the Series A convertible preferred stock issued in October 1997.

Commenting on the performance of the fourth quarter, Keith Kendrick, president of First Virtual Holdings, stated, "We made significant progress in focusing all aspects of our business on the Interactive Messaging Platform (IMP). Achievements included the initiation of IMP marketing programs, continued progress in our IMP product development initiatives and a reduction in operating expenses. We reduced our workforce by almost 25 percent, and implemented other expense control measures to further reduce quarterly operating expenses as we enter 1998. We also accelerated the development and the rollout of the IMP applications and services that support relationship-based transactive messaging using e-mail channels. These steps were taken in concert with our strategic repositioning and communication efforts to address current market dynamics."

As stated in the Sept. 30, 1997, Form 10-Q report, the company will require additional financing during 1998. If sufficient funds are not raised by the time the company's Form 10-K for the year-end 1997 is filed, it is likely that the company's audit report, when received, will contain an explanatory paragraph describing the going-concern uncertainty.

"1997 was clearly a challenging one for First Virtual Holdings. Internet commerce continued to evolve at unprecedented speed, standards emerged and the competitive environment consolidated. However, during this period of rapid change and technical innovation, our core competency in e-mail messaging has
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become more essential in the marketplace," said Lee Stein, chairman and chief executive officer. "We believe that there is a significant market opportunity in transactive e-mail systems for digital direct marketing, and we have therefore adjusted our business strategy to extend beyond secure payment systems to concentrate on developing and supporting an Interactive Messaging Platform. We believe this integrated customer communications solution presents a compelling value proposition to major corporations." Stein further commented, "To help promote our strategy and rapidly build an organizational model to support it, we realigned our management team and board of directors to include experts in several aspects of direct marketing. We hope to commence offering this new product portfolio during the first half of the year, and look forward to a very exciting year."

Founded in 1994, First Virtual Holdings Inc. (NASDAQ:FVHI) is a leader in advanced marketing and customer service systems for Internet commerce. The company pioneered secure online payment systems and now focuses on supplying an integrated system for relationship-based transactive messaging using standard e-mail. First Virtual maintains its headquarters in San Diego, as well as a data center in Dallas. The company has strategic relationships with First Data Corp., Paymentech Inc. and GE Capital Corp. First Virtual Holdings Inc., 11975 El Camino Real, Suite 300, San Diego, CA 92130. Tel: 619/793-2700; fax:
619/793-2950; e-mail: info@firstvirtual.com; Web site: http://www.firstvirtual.com.

Statements in this document that are not strictly historical are "forward-looking" statements within the meaning of the Safe Harbor provisions of the federal securities laws. Such forward-looking statements reflect the company's current expectations. There can be no assurance that the company's actual performance will meet the company's current expectations. Investors are strongly encouraged to review the documents the company files from time to time with the Securities and Exchange Commission, specifically the company's initial public offering prospectus and Forms 10-K and 10-Q. These documents contain and identify important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements.

[See Attached Financial Tables]


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                      FIRST VIRTUAL HOLDINGS INCORPORATED
                            STATEMENTS OF OPERATIONS


                                                        THREE MONTHS ENDED                   YEAR ENDED
                                                           DECEMBER 31,                     DECEMBER 31,
                                                        1997          1996              1997            1996
                                                    --------------------------     ------------------------------

Revenues .......................................    $   338,693    $   197,604       $  1,450,598    $    695,866
Cost of services ...............................         52,754         47,104            270,416         265,900
Gross margin ...................................        285,939        150,500          1,180,182         429,966
Operating expenses:
   Marketing and sales .........................      1,408,871      1,091,539          5,424,110       1,836,545
   Research and development ....................      1,810,866      2,325,286          6,687,177       4,652,582
   General and administrative ..................        841,527      1,275,445          4,377,688       4,237,637
                                                    -------------------------------------------------------------
Total operating expenses .......................      4,061,264      4,692,270         16,488,975      10,726,764
                                                    -------------------------------------------------------------
EBITDA .........................................     (3,775,325)    (4,541,770)       (15,308,793)    (10,296,798)
Depreciation & amortization ....................        275,815        226,743          1,097,716         524,125
                                                    -------------------------------------------------------------
Loss from operations ...........................     (4,051,140)    (4,768,513)       (16,406,509)    (10,820,923)
Interest income (expense), net .................         76,794         58,886            459,227         130,983
                                                    -------------------------------------------------------------
Net loss .......................................    $(3,974,346)   $(4,709,627)      $(15,947,282)   $(10,689,940)
Dividends imputed on preferred stock ...........     (1,250,000)            --         (1,250,000)             --
                                                    -------------------------------------------------------------
Net loss applicable to common shares ...........    $(5,224,346)   $(4,709,627)      $(17,197,282)   $(10,689,940)
                                                    =============================================================
Net loss per common share computation,
   basic and diluted ...........................    $     (0.59)   $     (0.54)      $      (1.94)   $      (1.25)
Shares used in per common share computation,
   basic and diluted ...........................      8,885,236      8,769,491          8,842,367       8,524,068

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                      FIRST VIRTUAL HOLDINGS INCORPORATED
                            CONDENSED BALANCE SHEETS


                                                                FOR THE YEAR ENDED
                                                                   DECEMBER 31,
                                                              1997             1996
                                                           ----------------------------

ASSETS
Current assets:
   Cash and cash equivalents ........................      $6,331,059       $17,127,971
   Short-term investment, available-for-sale ........               0           200,000
   Accounts receivable ..............................         207,985            88,278
   Prepaid expenses and other .......................         418,615            83,840
                                                           ----------------------------
Total current assets ................................       6,957,659        17,500,089

Furniture and equipment, net ........................       1,859,048         1,964,635
Information technology, net .........................          19,845            59,226
Organization and other costs, net ...................          77,630           105,798
Deposits and other ..................................         133,907            62,809
                                                           ----------------------------
    Total assets ....................................      $9,048,089       $19,692,557
                                                           ============================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable .................................      $1,440,224       $ 1,626,198
   Accrued compensation and related liabilities .....         370,741           372,739
   Accrued interest .................................         289,903           196,340
   Deferred revenue .................................         537,790            64,683
   Current portion, amounts due to stockholders .....       1,530,000           400,000
   Other accrued liabilities ........................         601,300           576,077
                                                           ----------------------------
Total current liabilities ...........................       4,769,958         3,236,037
Amount due to stockholder ...........................         162,500           312,500
Notes payable to stockholders .......................              --         1,200,000
Total stockholders' equity ..........................       4,115,631        14,944,020
                                                           ----------------------------
    Total liabilities and stockholders' equity ......      $9,048,089       $19,692,557
                                                           ============================

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CONTACT: First Virtual Holdings, San Diego
         John Stachowiak, 619/350-3540, jstach@fv.com
         Todd Savitt, 619/350-3539, tsavitt@fv.com